Exhibit 99.1
BALLY’S CORPORATION ANNOUNCES SECOND QUARTER 2025 RESULTS

PROVIDENCE, R.I., - August 11, 2025 - Bally’s Corporation (NYSE: BALY) (“Bally’s” or the “Company”) today reported financial results for the second quarter ended June 30, 2025.

Second Quarter 2025 and Recent Highlights

•Company-wide revenue of $657.5 million, an increase of 5.8% year over year
•Casinos & Resorts revenue of $393.3 million, up 14.7% year over year
•U.K. online revenue grew 8.8%, while International Interactive revenue of $206.1 million, declined 10.2% year over year due to the divestiture of the Asia interactive business in 2024
•Excluding the impact of Asia interactive business divestiture, International Interactive revenue grew 10.0% year over year
•North America Interactive revenue of $56.5 million, up 21.5% year over year
•Early in the third quarter, Bally’s announced that Intralot S.A. would acquire Bally’s International Interactive business for €2.7 billion consisting of cash and stock consideration. Following the transaction, Bally’s is expected to become the majority shareholder of Intralot S.A.

Summary of Financial Results

	Successor	Predecessor	Successor	Predecessor
(in thousands)	Three Months Ended June 30, 2025	Three Months Ended June 30, 2024	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025	Six Months Ended March 31, 2024
Revenue:
Casinos & Resorts	$393,333	$343,051	$620,184	$124,299	$685,380
International Interactive	206,066	229,396	318,816	78,985	464,079
North America Interactive	56,502	46,500	84,059	16,941	86,067
Corporate & Other	1,633	2,710	3,169	273	4,613
Total	$657,534	$621,657	$1,026,228	$220,498	$1,240,139

Bally’s completed the merger with The Queen Casino & Entertainment (“Queen”) on February 7, 2025. Total revenue for the post-merger three months ended June 30, 2025 of $657.5 million increased 5.8%, or $35.9 million, from $621.7 million in the pre-merger three months ended June 30, 2024.

Robeson Reeves, Bally’s Chief Executive Officer, commented, “Our second quarter results reflect milestone achievements and marked progress on our continued business transformation as the new Bally’s 2.0. Construction is in full swing at our permanent gaming and entertainment destination resort in Chicago. The resort will feature approximately 3,400 slots, 170-plus table games, a 500-room hotel tower, 3,000 seat theater, ten food and beverage venues and a river-side public park.

“In July, we announced a landmark agreement with Intralot S.A. to create a global gaming technology and services company in lottery and digital online gaming markets. Intralot S.A. will acquire Bally’s International Interactive business for €2.7 billion, inclusive of €1.530 billion cash and €1.136 billion of newly issued Intralot shares (873,707,073 shares, at an implied value of €1.30 per share). Following the transaction, Bally’s will become the majority shareholder of Intralot, while the cash proceeds are expected to enhance Bally’s liquidity and significantly reduce our 2028 secured debt.

“Following the completion of the transaction, which is expected in the fourth quarter of 2025, Intralot is expected to be a leading digital gaming operator and technology provider for lottery products. The combined company’s technology capabilities and presence in some of the most attractive markets in Europe and North America, will allow Intralot to pursue new growth opportunities in gaming and lottery markets globally. This transaction is transformative for Bally’s as we unite our outstanding gaming and data technology with Intralot’s exceptional expertise in lottery. Together, we are creating a unique proposition that will pave the way for a new era of innovation and growth across the entire gaming spectrum.

“In April, Bally’s announced an AUD 200 million strategic capital investment in Star Entertainment Group Limited (“Star”), a leading Australian entertainment and gaming company, operating casino and resort properties in Sydney, Brisbane and the Gold Coast. In June, Star’s shareholders overwhelmingly approved the transaction. The opportunity to acquire a significant equity stake in Star is consistent with Bally’s historical and proven strategy to deploy capital and disciplined financial practices in underperforming operators to seek to create value for Bally’s shareholders.

“We continue to move forward with our proposed $4 billion casino and resort in the Bronx and are excited about the project. If Bally’s prevails in securing a New York City gaming license, our casino resort has the potential to be the largest private investment in the borough of the Bronx’s history, driving job creation and wide-spread economic benefits to the area.

“In summary, Bally’s 2.0 is well underway to create a global omni-channel provider of retail and online experiences by expanding globally as a gaming and entertainment operator. Combined with ongoing initiatives to drive operational efficiencies and balance sheet improvements, we continue to demonstrate significant progress across these objectives.”

Second Quarter Financial Review

Second quarter 2025 Casinos & Resorts revenue of $393.3 million rose 14.7% year over year, primarily reflecting the addition of four regional gaming properties from Queen earlier in 2025. Bally’s properties outpaced market growth in nine of fifteen jurisdictions, led by strong performance in Quad Cities, Vicksburg and Baton Rouge, where our investment in landside facilities continues to drive growth. Several of our properties continued to experience increased competition from new openings, notably Shreveport, Evansville and Dover. While the overall domestic regional gaming environment remained stable in the second quarter, we are mindful of the economic challenges consumers face. The team is focused on executing effective marketing strategies and managing costs, continuing with Bally’s 2.0 initiatives and integrating best practices from both Bally’s and Queen. Casinos & Resorts Segment Adjusted EBITDAR grew 6.2% year over year to $106.0 million reflecting the revenue increase in second quarter 2025, partially offset by allocation of certain shared services costs to better align with our business structure.

Second quarter 2025 International Interactive revenue demonstrated continued strength in our U.K. operations. U.K. online revenue rose 8.8% (2.8% in constant currency) versus Q2 2024, driven by continued strong player retention and monetization. Strong year-over-year revenue growth in Spain continued in the second quarter, driven by the previously discussed easing of marketing restrictions in the country. Overall, International Interactive revenue declined 10.2%, reflecting last year’s divestiture of the Asia interactive business. Excluding the revenue associated with the divested Asia interactive business in the 2024 second quarter, International Interactive revenue grew 10.0% year-over-year. International Interactive Segment Adjusted EBITDAR of $82.2 million increased 1.1% year over year, as the divestiture of the Asia interactive business was more than offset by continued growth in the core operations.

Revenue for our North America Interactive segment of $56.5 million rose 21.5% year over year reflecting the addition of the Queen interactive business and strong growth in from both iGaming and online sports betting. North America Interactive segment Adjusted EBITDAR was $2.5 million, up from a loss of $2.2 million in the prior year period. We are currently live with iGaming in New Jersey, Pennsylvania, Rhode Island and Ontario. The BallyBet sports offering is live in 13 states, including New Jersey and Ontario, as we continue to focus on productive marketing and optimizing our cost structure.

Reconciliation of GAAP Measures to Non-GAAP Measures

To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, Bally’s has included in this earnings release non-GAAP financial measures for consolidated Adjusted EBITDA and Segment Adjusted EBITDAR, which exclude certain items described below. The reconciliations of these non-GAAP financial measures to their comparable GAAP financial measures are presented in the tables appearing below.

“Adjusted EBITDA” is earnings, or loss, for Bally’s, or where noted Bally’s reportable segments, before, in each case, interest expense, net of interest income, provision (benefit) for income taxes, depreciation and amortization, non-operating (income) expense, acquisition and other transaction related costs, share-based compensation, and certain other gains or losses as well as, when presented for Bally’s reporting segments, an adjustment related to the allocation of corporate costs among segments.

“Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of the Bally’s casinos and the assumption of the lease for real estate and land underlying the operations of the Bally’s Lake Tahoe property. For the International Interactive, North America Interactive, and Other segments, Segment Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.

Management has historically used consolidated Adjusted EBITDA and Segment Adjusted EBITDAR when evaluating operating performance because Bally’s believes that these metrics are necessary to provide a full understanding of Bally’s core operating results and as a means to evaluate period-to-period performance. Management also believes that consolidated Adjusted EBITDA and Segment Adjusted EBITDAR are measures that are widely used for evaluating operating performance of companies in Bally’s industry and a principal basis for valuing such companies as well. Adjusted EBITDAR is used outside of our financial statements solely as a valuation metric. Management believes Adjusted EBITDAR is an additional metric traditionally used by analysts in valuing gaming companies subject to triple net leases since it eliminates the effects of variability in leasing methods and capital structures. Consolidated Adjusted EBITDA and segment Adjusted EBITDAR should not be construed as alternatives to GAAP net income as an indicator of Bally’s performance. In addition, Adjusted EBITDA or Segment Adjusted EBITDAR as used by Bally’s may not be defined in the same manner as other companies in Bally’s industry, and, as a result, may not be comparable to similarly titled non-GAAP financial measures of other companies.

About Bally’s Corporation

Bally’s Corporation (NYSE: BALY) is a global casino-entertainment company with a growing omni-channel presence. Bally’s owns and operates 19 casinos across 11 states, along with a golf course in New York and a horse racetrack in Colorado, and holds OSB licenses in 13 jurisdictions in North America. The acquisition of Aspers Casino in Newcastle, UK, expands its international reach. It also owns Bally Bet, a first-in-class sports betting platform, Bally Casino, a growing iCasino platform, Bally’s International Interactive division (formerly Gamesys Group), a leading global interactive gaming operator, and a significant economic stake in Intralot S.A. (ATSE: INLOT), a global lottery management and services business.

With 11,500 employees, its casino operations include approximately 17,300 slot machines, 595 table games, and 4,165 hotel rooms. Bally’s also has rights to developable land in Las Vegas at the site of the former Tropicana Las Vegas.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements may generally be identified by the use of words such as “anticipate,” “believe,” “expect,” “intend,” “plan” and “will” or, in each case, their negative, or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. As a result, these statements are not guarantees of future performance and actual events may differ materially from those expressed in or suggested by the forward-looking statements. Any forward-looking statement made by Bally’s in this press release, its reports filed with the Securities and Exchange Commission (“SEC”) and other public statements made from time-to-time speak only as of the date made. New risks and uncertainties come up from time to time, and it is impossible for Bally’s to predict or identify all such events or how they may affect it. Bally’s has no obligation, and does not intend, to update any forward-looking statements after the date hereof, except as required by federal securities laws. Factors that could cause these differences include those included in Bally’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed by Bally’s with the SEC. These statements constitute Bally’s cautionary statements under the Private Securities Litigation Reform Act of 1995.

Investor Contact	Media Contact
Vladimira Mircheva	Joseph Jaffoni
Chief Financial Officer	JCIR
401-475-8564	212-835-8500
ir@ballys.com	baly@jcir.com

BALLY'S CORPORATION

Revenue and Segment Adjusted EBITDAR (unaudited)

	Successor		Predecessor
(in thousands)	Three Months Ended June 30, 2025	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
Revenue:
Casinos & Resorts	$393,333	$620,184	$124,299	$343,051	$685,380
International Interactive	206,066	318,816	78,985	229,396	464,079
North America Interactive	56,502	84,059	16,941	46,500	86,067
Corporate & Other	1,633	3,169	273	2,710	4,613
Total	$657,534	$1,026,228	$220,498	$621,657	$1,240,139

Adjusted EBITDAR(1):
Casinos & Resorts	$105,967	$177,507	$23,554	99,801	189,219
International Interactive	82,205	130,400	28,940	81,292	164,824
North America Interactive	2,484	139	(5,661)	(2,196)	(11,310)
Corporate & Other	(17,506)	(27,209)	(6,774)	(17,098)	(32,819)

	Pro Forma Combined(2)
(in thousands)	Six Months Ended June 30, 2025	Six Months Ended June 30, 2024
Revenue:
Casinos & Resorts	$764,321	$788,918
International Interactive	397,801	464,079
North America Interactive	103,038	96,253
Corporate & Other	3,442	4,613
Total	$1,268,602	$1,353,863

Adjusted EBITDAR(2):
Casinos & Resorts	$206,536	$225,525
International Interactive	159,340	164,824
North America Interactive	(4,103)	(4,139)
Corporate & Other	(35,294)	(37,964)

_______________________________
(1)    Segment Adjusted EBITDAR is Bally’s reportable segment GAAP measure and its primary measure for profit or loss for its reportable segments. “Segment Adjusted EBITDAR” is Adjusted EBITDA (as defined above) for Bally’s reportable segments, plus rent expense associated with triple net operating leases for the real estate assets used in the operation of Bally’s Lake Tahoe property. For the International Interactive, North America Interactive and Corporate & Other segments, Adjusted EBITDAR and segment Adjusted EBITDA are equivalent due to a lack of triple net operating lease for real estate assets used in those segments.
(2) Proforma combined financial information represents combined Bally’s and Queen results for the periods presented. The Company believes proforma combined information will be beneficial to investors as it provides a baseline for comparative future results of the combined company. Refer to tables in this press release for a reconciliation of this non-GAAP financial measure to the most directly comparable measure calculated in accordance with GAAP.

BALLY'S CORPORATION
Selected Financial Information (unaudited)

Balance Sheet Data

(in thousands)	June 30, 2025	December 31, 2024
Cash and cash equivalents	$174,567	$171,233
Restricted cash	66,336	60,021

Term Loan Facility(1)	$1,876,925	$1,886,650
Revolving Credit Facility	250,000	—
11.00% Senior Secured Notes due 2028	500,000	—
5.625% Senior Notes due 2029	750,000	750,000
5.875% Senior Notes due 2031	735,000	735,000
Less: Unamortized original issue discount	(13,685)	(19,760)
Less: Unamortized deferred financing fees	(5,771)	(33,117)
Less: Unamortized fair value adjustment	(511,300)	—
Long-term debt, including current portion	$3,581,169	$3,318,773
Less: Current portion of Term Loan and Revolving Credit Facility	$(19,450)	$(19,450)
Long-term debt, net	$3,561,719	$3,299,323

Cash Flow Data

	Successor	Predecessor
(in thousands)	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025	Six Months Ended June 30, 2024
Capital Expenditures	$79,422	$16,424	$63,762
Cash paid for capitalized software	20,533	2,315	24,209
Acquisition of gaming licenses	2,000	—	1,211
Cash payments associated with triple net operating leases(2)	69,983	14,877	59,901
________________________________
(1)    The Company has entered certain currency swaps to synthetically convert $500 million of its Term Loan Facility to €461.6 million fixed-rate Euro-denominated instrument due October 2028 paying a weighted-average fixed-rate coupon of approximately 6.69% per annum. The Company also entered certain currency swaps to synthetically convert $200 million notional amount of its floating rate Term Loan Facility to an equivalent £159.2 million GBP-denominated floating rate instrument with tenor of the swap instrument due October 2026. Additionally, as part of the Company’s risk management program, to further manage the Company’s exposure to interest rate movements, the Company entered into an additional $1.0 billion notional in interest rate contract arrangements maturing in 2028.
(2)    Consists of payments made in connection with Bally’s triple net operating leases, as defined above.

BALLY'S CORPORATION
Supplemental Unaudited Condensed Combined Financial Information

The supplemental unaudited financial information below combines the historical results of operations of Bally’s and Queen for the periods presented and has been prepared to reflect the merger as if they had occurred on January 1, 2024.

2025 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Bally’s			Queen
	Successor		Predecessor
(in thousands)	Three Months Ended June 30, 2025	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025	Period from January 1, 2025 to February 7, 2025	Combined Six Months Ended June 30, 2025
Revenue:
Casinos & Resorts	$393,333	$620,184	$124,299	$19,838	$764,321
International Interactive	206,066	318,816	78,985	—	397,801
North America Interactive	56,502	84,059	16,941	2,038	103,038
Corporate & Other	1,633	3,169	273	—	3,442
Total	$657,534	$1,026,228	$220,498	$21,876	$1,268,602

Adjusted EBITDAR
Casinos & Resorts	$105,967	$177,507	$23,554	$5,475	$206,536
International Interactive	82,205	130,400	28,940	—	159,340
North America Interactive	2,484	139	(5,661)	1,419	(4,103)
Corporate & Other	(17,506)	(27,209)	(6,774)	(1,311)	(35,294)

BALLY'S CORPORATION
2024 CONDENSED COMBINED INCOME STATEMENT INFORMATION

	Predecessor
	Bally’s		Queen
	Three Months Ended	Six Months Ended	Three Months Ended	Six Months Ended	Combined Three Months Ended	Combined Six Months Ended
(in thousands)	June 30, 2024		June 30, 2024		June 30, 2024
Revenue:
Casinos & Resorts	$343,051	$685,380	$52,502	$103,538	$395,553	$788,918
International Interactive	229,396	464,079	—	—	229,396	464,079
North America Interactive	46,500	86,067	4,974	10,186	51,474	96,253
Corporate & Other	2,710	4,613	—	—	2,710	4,613
Total	$621,657	$1,240,139	$57,476	$113,724	$679,133	$1,353,863

Adjusted EBITDAR
Casinos & Resorts	$99,801	$189,219	$18,723	$36,306	$118,524	$225,525
International Interactive	81,292	164,824	—	—	81,292	164,824
North America Interactive	(2,196)	(11,310)	3,296	7,171	1,100	(4,139)
Corporate & Other	(17,098)	(32,819)	(2,146)	(5,145)	(19,244)	(37,964)

Non-GAAP Adjusted International Interactive Revenue

Adjusted International Interactive revenue excludes revenues generated by the divested Asia interactive business in the three and six months ended June 30, 2024 and licensing revenue recognized in the post-merger period from February 8, 2025 to June 30, 2025 and the pre-merger period from January 1, 2025 to February 7, 2025.

	Successor		Predecessor
(in thousands)	Three Months Ended June 30, 2025	Period from February 8, 2025 to June 30, 2025	Period from January 1, 2025 to February 7, 2025	Three Months Ended June 30, 2024	Six Months Ended June 30, 2024
International Interactive revenue	$206,066	318,816	$78,985	$229,396	$464,079
Revenue recognized from divested markets	—	—	—	(48,528)	(113,194)
Licensing revenue recognized	(7,046)	(11,929)	(3,720)	—
Adjusted International Interactive revenue	$199,020	$306,887	$75,265	$180,868	$350,885